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                                                                Exhibit 10.76

          ACCOUNT PURCHASE & CREDIT CARD MARKETING & SERVICES AGREEMENT

This agreement ("Agreement") is entered into as of the 9th day of March, 1999 ("Effective Date"), by and among Capital One Services, Inc. ("COSI"), a Delaware corporation and Capital One Bank ("COB"), a Virginia banking corporation (jointly and severally, or as appropriate as to a particular party's obligations, "Capital One"), and Hanover Direct, Inc., a Delaware corporation located at 1500 Harbor Boulevard, Weehawken, New Jersey 07087, on behalf of its subsidiaries and affiliates other than Compagnie Financiere Richemont AG ("HDI").

                                    RECITALS

A. General Electric Credit Corporation ("GECC") owns and services, among other things, a portfolio of credit card receivables for a single-line house credit card program as set forth in Exhibit A ("Existing Portfolio") pursuant to an agreement between HDI and GECC (the "Existing Agreement") (which existing Agreement has not been disclosed to Capital One) the terms of which provide that a third party purchaser may purchase the Existing Portfolio under limited conditions set forth in that certain Existing Agreement.

B. Capital One has offered to purchase the Existing Portfolio and HDI desires to sell the Existing Portfolio and the proposed transaction has been consented to by GECC pursuant to Section 12.3 and 12.5 of the Existing Agreement.

C. Capital One has offered to provide a dual-line credit card program to credit card holders of the Existing Portfolio and to market and promote the dual-line credit card program to prospective credit card applicants (the "Program") and HDI desires to engage Capital One for the purpose of servicing such Program on its behalf. "Dual-line" shall mean a private-label credit card line for HDI merchant use and a standard Visa or MasterCard line of credit for third-party use.

D. HDI owns and offers various products and services through several mail-order catalog subsidiaries and limited liability companies ("Catalogs") and maintains site(s) on the Internet, and owns and/or manages related Web sites (collectively, the "HDI Sites") and markets the sale of Catalogs' goods and services in a variety of direct response media, now known and hereafter developed ("Media Channels").

E. HDI and Capital One desire to use all Media Channels available to them to offer the Program to customers and prospective customers of both the Catalogs and Capital One.

Therefore, the parties agree as follows:

I     DEFINITIONS

      A. "Accounts" = Credit account and related contractual agreements with holders of a MasterCard or Visa credit account, whether or not a plastic card has been issued against such account.

      B. "Active Account" = Program Accounts which have an open outstanding balance.

      C. "Affiliate" = As defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder other than Compagnie Financiere Richemont AG.


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      D. "Agreement" = As defined in the Preamble.

      E. "Applicable Law" = All applicable laws of any jurisdiction, including banking laws, consumer credit laws, securities laws, tax laws, tariff and trade laws, ordinances, judgments, decrees, injunctions, writs and orders or like actions of any Competent Authority and the rules, regulations, orders, interpretations, licenses and permits of any Competent Authority.

      F. "Capital One" = As defined in the Preamble.

      G. "Capital One's Closing Conditions" = As defined in Section IV.B.5.

      H. "Catalogs" = As defined in the Recitals.

      I. "Charged-off Accounts" = HDI Accounts issued under the Program that have been charged-off on the books and records of Capital One, net of recoveries, pursuant to Applicable Law and, in every event, after 180 days past due, under normal circumstances and immediately upon notice of unusual events, including due to non-payment, death or otherwise.

      J. "Closing" = As defined in Section IV.B.2.

      K. "Closing Date" = As defined in Section IV.B.2.

      L. "Competent Authority" = Any federal, state, county, local or municipal governmental or quasi-governmental body, bureau, commission, board, board of arbitration, instrumentality, authority, agent, court, department, inspectorate, official or public or statutory person (whether autonomous or not) having jurisdiction over this Agreement or any of the parties to this Agreement.

      M. "Credit Card Procedures" = Those policies and procedures adopted by Capital One in the administration of credit card operations for itself or its Affiliates and other third parties, as amended, from time to time in the absolute discretion of Capital One.

      N. "Delinquent Accounts" = Accounts which meet any one of the following criteria: (i) one (1) or more days Past Due and over-limit, (ii) greater than thirty (30) days Past Due, or (iii) is a Charged-off Account.

      O. "Dual-line" = As defined in the Recitals.

      P. "Encumbrance" = Any mortgage, lien, pledge, charge, assignment, hypothecation, securitization, security interest, title retention, preferential right, trust arrangement, lease, easement, servitude or encumbrance of any kind.

      Q. "Existing Portfolio" = As defined in the Recitals.

      R. "Existing Portfolio Account Contract" = An agreement between HDI and an account holder evidencing a Purchased Account.

      S. "Existing Portfolio Account Holder List" shall mean the list of the names and addresses of all account holders of a Purchased Account as of the Closing Date.

      T. "Existing Portfolio Account Information" = The following information with respect to each Purchased Account: (a) the information contained in the data fields listed


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      on Exhibit A hereto; (b) the RM (returned mail) status of such Purchased
      Account; (c) the original application for such Purchased Account (or a copy thereof) as GECC may have in its files and (d) full file layout and data dictionary with metadata.

      U. "GECC" = As defined in the Recitals.

      V. "HDI Account List" = A list of HDI Accounts for which an HDI Card has been issued whether or not such Accounts are Active Accounts or Charged-off Accounts.

      W. "HDI Accounts" = Accounts issued under the Program pursuant to this Agreement.

      X. "HDI Card" = A plastic card bearing the HDI Mark issued to a customer under an HDI Account.

      Y. "HDI's Closing Conditions" = As defined in Section IV.B.6.

      Z. "HDI Customer Data" = All names, addresses and other individual level data associated with customers (i) originating with the Existing Portfolio, (ii) originating with HDI offers for credit cards including but not limited to HDI Customer Lists; and (iii) for customer orders for the products sold by HDI.

      aa. "HDI Customer List" = HDI Customer Data excluding individual level data for customer orders for the products sold by HDI.

      bb. "HDI Line of Credit" = The amount of credit available to a given HDI Account for purchases solely of HDI products.

      cc. "HDI Sites" = As defined in the Recitals.

      dd. "Initial Term" = As defined in IV.A.1.

      ee. "installment billing programs'" = Those programs which HDI offers to its customers pursuant to which cardmembers may accept the offer to divide a total transaction amount over 4 or 5 months.

      ff. "Liaison" = As defined in Section IV.G.1.

      gg. "Marks" = As to a party, means such party's trademarks, trade names, logos, service marks, trade styles, trade dress and other proprietary identifying marks whether or not registered or otherwise legally determined to be owned by such party.

      hh. "Media Channels" = As defined in the Recitals.

      ii. "Models" = Criteria developed by Capital One for targeting and identifying customers, credit products for such customers, or restructuring credit products provided to existing Accounts, whether mathematical or otherwise, including, without limitation, Confidential Information of Capital One used or prepared in connection with the development of such criteria, through analysis and modeling of risk parameters and customer information, including from existing databases or otherwise.

      jj. "multi-pay accounts" = Those Accounts in which cardmembers have accepted the offer to divide a total transaction amount over 4 or 5 months.


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      kk. "open outstanding balance" = Accounts where an average daily balance for a given period is greater than zero dollars.

      ll. "Past Due" = An Account is past-due where payment has not been received by the statement due date.

      mm. "Person" = Any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any group or political subdivision thereof.

      nn. "Program" = As defined in the Recitals.

      oo. "Program Launch Date" = The date of closing of the purchase and conversion of the Purchased Accounts.

      pp. "Purchased Account(s)" = Accounts from the purchased Existing Portfolio on the Closing Date excluding accounts which are (i) more than 180 days past due or (ii) bankrupt, deceased or otherwise subject to charge-off by GECC, at the Closing Date hereunder.

      qq. "Purchase Date" = The date on which Purchased Accounts are purchased by Capital One from GECC.

      rr. "Set-up Period" = The period of time commencing from the Effective Date and concluding on the Program Launch Date during which the parties expect to undertake systems and operations preparations necessary to establish the Program.

      ss. "Solicitation" = An offering of the HDI Accounts to a group of Persons identified as potential account holders through existing HDI Customer Lists, the analysis and modeling of risk parameters and credit information obtained from Credit Bureaus or otherwise via one or more of the following marketing channels: (i) take-one or other similar applications; (ii) direct mail; (iii) telemarketing and (iv) Internet-based application forms.

      tt. "Tape" = As defined in Section IV.B.3(b).

      uu. "Tax" or "Taxes" = A United States or foreign federal, state or local income, payroll, ad valorem, excise, sales, use, occupancy, real estate, capital stock, or franchise tax or other governmental charge, including any interest, fines, penalties, and additions relating to any such tax.

      vv. "Tax Return" = Any statement, form, return or other document required to be supplied to a taxing authority in connection with Taxes.

      ww. "Term" = As defined in II.C.6(c).

      xx. "Termination Date" = The date on which this Agreement shall terminate, including for any reason set forth in IV.C.

      yy. "Unbanked" / "Unbanked Consumer" = An individual who meet(s) either of the following two (2) criteria:

            i)    no record in the credit bureaus; or

            i)    a record in the credit bureaus and

                  (a) an account that does not have at least 2 "trade lines" on it; or


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                  (b)   an account with 2 or more "trade lines" on it but the
                        individual consumer has a scoring report issued on it by FAIR ISAAC (or a company with a similar scoring mechanism) with a score of less than 600.

      "Trade line" shall mean, for the purposes of this definition, a line of credit issued by an entity which has extended credit to an individual and reported it to the credit bureau. A credit inquiry shall not be deemed a trade line.

      zz. "Unbanked Market" = The consumer market wherein any entity may offer for sale merchandise or services on credit where 40% or more of approved applicants are Unbanked Consumers.

      Section 1.1. Construction. With respect to all terms used in this Agreement, words used in the singular include the plural and words used in the plural include the singular. The word "including" means including without limitation, and the words "herein", "hereby", "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections and Exhibits mean the Articles and Section of and the Exhibits attached to this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time, to the extent provided by the provisions thereof and by this Agreement; and (iii) to a statute mean such statute as amended from time to time. The Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

II    KEY POINTS OF RELATIONSHIP

      A. REPLACEMENT OF GECC AS SERVICE PROVIDER OF HDI'S PRIVATE LABEL CREDIT PROGRAM AND CONVERSION TO DUAL-LINE CREDIT CARD.

            1. Replacement. Capital One shall provide services generally of a type provided previously by GECC with respect to HDI's private label credit card program. Capital One shall do this by (a) purchasing from HDI the Existing Portfolio at a price equal to 100% of the par value of the outstanding receivables of accounts excluding Charged-off Accounts on the Closing Date and (ii) continuing to fund the portfolio's growth pursuant to the provisions of this Agreement.

            2. Selection of Card Association Capital One shall convert Purchased Account holders over to a dual-line Visa or MasterCard with the private label line that functions similar to the existing GECC program. The final selection of Visa or MasterCard for the dual-line card shall be made by HDI with the prior reasonable approval of Capital One.

            3. Visa or MasterCard Co-branded Incentive Dollars. HDI and Capital One shall retain the right to jointly negotiate and share equally (50:50) any Visa or MasterCard association "co-branded" incentive dollars.

            4. Risk offset Fee. Capital One will provide the dual-line private label program to HDI for a Risk offset fee recognizing in part the risk Capital One faces of potentially higher credit losses which will be:

                  o     $1.50 per Active Account per month.


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                  o     $10 per Account originated under the Program paid once
                        per Account origination, settled on a quarterly basis for all Accounts generated in the quarter.

            5. It is the intention of Capital One to accommodate, consistent with Applicable Law, funding to HDI of up to $2,000,000 in receivables on HDI multi-pay accounts. Capital One shall use good faith best efforts to offer a reasonable funding rate for such accounts. HDI shall have the option to accept the offer, re-negotiate the offer, or decline the offer. The parties anticipate negotiating the terms of any such arrangement during the Set-up Period.

      B. SHARING OF COSTS AND PROFITS OF DUAL LINE CREDIT CARD ISSUED TO HDI'S EXISTING CUSTOMER PORTFOLIO

            1. Promotion. Subject to the provisions of Article III below, HDI will be responsible for promoting the HDI Card, both for continued use as well as to acquire new HDI Accounts in all Media Channels on a mutually agreeable basis.

                  (a) Where these programs can be added to an HDI existing customer contact ( i.e. on-page in existing catalogs, as a package insert or inbound telemarketing ), costs will be borne by HDI.

                  (b) For stand-alone credit promotions, if any, that do not use an existing customer contact of HDI, the catalog, mailing and telemarketing costs of the Program will be equally split between HDI and Capital One. HDI alone will bear the cost and risk of catalog inventory. Where such promotions are anticipated, Capital One and HDI agree to prepare detailed plans including a promotion budget which outlines expected costs. Once completed, both parties shall agree in writing to the budget and the sharing of promotion/mailing costs, including any variances to the budget.

            2. Credit Screening. As set forth in Article III below, Capital One shall be responsible for the credit screen which Capital One may deem necessary (pre-screening and at the point of application if required), credit underwriting and account set-up costs. Capital One shall be solely responsible for credit decisions, including credit line. HDI and Capital One shall agree in advance to the standard terms and conditions used for the Program. For Delinquent Accounts, Capital One may at its own discretion modify the Delinquent Account's terms and conditions; provided that Capital One will not change terms for any such Account the first time such Account becomes a Delinquent Account except Accounts that are bankrupt or deceased, or that Capital One in good faith believes to be fraudulent. Accounts which have become a Delinquent Account a second time shall be referred to herein as a "Longstanding Delinquent Account."

            3.    HDI Fees.

                  a) HDI will receive an annual fee to be paid quarterly by Capital One, being 0.625% of the quarterly average outstanding receivable balance (2.5% annualized) under the dual-line product, excluding Delinquent Accounts. (By way of illustration, on a $1,000 quarterly average outstanding balance for an account holder, 0.625% or $6.25 shall be paid by Capital One to HDI.)


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                  b)    On a quarterly basis, a marketing offset fee of $10 per
                        HDI Account paid once per Account origination, settled on a quarterly basis for all Accounts generated in the quarter.

                  c) Such fees shall be the sole amount paid to HDI by Capital One which shall otherwise retain all profits associated with the dual-line product.

            4. Shared Credit Risk for 18 Months. For a period of 18 months from the Closing Date, HDI shall share the credit risk on the Purchased Accounts with an assumed 8% total shared risk measured as a percentage of average receivable balance, with monthly reconciliation therefor. (By way of illustration, monthly reconciliation will examine "charge-offs"; if total losses are 10%, HDI shall be responsible to pay Capital One 1% of the losses; if total losses are 6%, Capital One shall be responsible to pay HDI 1% of the losses. If such month is after 18 months from the Purchase Date, then HDI shall share no part of credit losses or gains above or below 8%.)

            5. By-Pass. No interchange fee will be required to be paid by HDI for charges made to the private label line of the card with transactions billed directly to Capital One as set forth below and not sent through the Visa or MasterCard association payment system.

      C. JOINT DEVELOPMENT OF PROGRAM TO BUILD 'UNBANKED' CREDIT PORTFOLIO

            1. Program Development. HDI and Capital One agree to jointly develop a program to build a portfolio of Program credit card members who are Unbanked Consumers.

            2. Marketing Responsibility. HDI will act as the marketing arm of the two parties to generate Unbanked credit applicants. These applicants will be submitted to Capital One for credit approval and dual-line account set up.

            3. Marketing Costs. Capital One shall pay HDI a marketing offset fee of $10 per HDI Account paid once per Account origination, settled on a quarterly basis for all Accounts generated in the quarter. HDI will be responsible for the costs of all marketing, merchandising, and promotions in generating the applications but all such media materials will be created by Capital One, consistent with the provisions of Article III below, subject to the reasonable right of review of promotional copy as provided in Section II.E. below.

            4. Credit Analysis Responsibility and Costs. Capital One will be responsible for all credit evaluation, credit set up and all costs associated with credit account management.

            5. Account Approval Standards. Prior to each promotion by HDI to generate accounts, HDI and Capital One will agree to the terms and conditions required by Capital One to approve accounts for the purpose of enabling HDI to make its promotions to a more selective market, to more effectively take customer applications, and to properly communicate with both Capital One and customers. This may include such items as credit history (required positive or prohibited negative credit bureau line items), required down payment, APR, and account fees.


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            6. Profit Sharing for Unbanked Consumers. HDI credit sales using HDI
            Accounts by Unbanked Consumers shall result in profit sharing by the parties on the following schedule and in recognition of Capital One taking on potentially higher credit losses:

                  (a) During the 1st 12 months for each HDI Account, (i) HDI will pay Capital One $2.00 per month for each Active Account.

                  (b) During the 2nd 12 months for each HDI Account:

                        (i) Capital One will pay HDI 4% of the average annual receivable balance for each HDI Account excluding Delinquent Accounts.

                        (ii) HDI will pay Capital One:

                             1. $1.50 per month for each Active Account.

                             2. 4% of net HDI sales on the HDI Account (net of returns, cancellations, shipping, handling, tax and royalties or revenue splits paid to 3rd parties).

                  (c) During the 3rd 12 months for each HDI Account, and thereafter for all extensions of the Term:

                        (i) Capital One will pay HDI 4% of the average annual receivable balance for each HDI Account excluding Delinquent Accounts;

                        (ii) HDI will pay Capital One:

                             1. $1.00 per month for each Active Account;

                             2. 4% of net HDI sales on the HDI Account (net of returns, cancellations, shipping, handling, tax and royalties or revenue splits paid to 3rd parties).

                  (d) During the Term, HDI will pay Capital One a Risk offset fee of $10 per Account originated under the Program in recognition of the higher credit loss ratios experienced under the Program.

            Payments will generally be made on a quarterly basis consistent with
            Section III.J.

      D.    INTELLECTUAL PROPERTY AND CONTENT OWNERSHIP AND LICENSE

            1. Grant of License. Subject to the terms and conditions of this Agreement, during the term of this Agreement, each of the parties, to the extent that it has any such rights which may be sublicensed, shall grant to the other party and does hereby grant to the other party, a non-exclusive royalty-free sublicense to use, copy, reproduce, distribute, transmit and publicly display, in the United States of America and in all territories in which HDI's chosen Media Channels are exposed, to the extent to which such party has the right to grant such a license, the Marks which are customarily and usually required to be in Promotion Copy (defined below in Section II.E.) (as narrowly defined for the purposes of this Agreement,


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            "Intellectual Property") with respect to such party, and to sub-license their Intellectual Property, to existing wholly-owned subsidiaries of such other party or to existing joint ventures in which such party holds an ownership interest for the sole purpose of using, reproducing, distributing, transmitting and publicly displaying the licensor party's Intellectual Property but only for the purposes described in and in accordance with this Agreement. A sublicense granted to a party in the manner described herein is personal to the sublicensee and shall not, without the written consent of the licensor, be assigned, mortgaged, sublicensed or otherwise encumbered by the sublicensee or by operation of law.

            2. Card Design. Capital One in consultation with HDI, shall develop HDI plastic card designs prominently featuring the HDI Marks. Capital One and HDI shall have the right to approve any design in their sole discretion to be issued to HDI Accounts. The designs shall conform to MasterCard and Visa rules for affinity cards. Any subsequent changes thereto by Capital One or HDI shall be subject to the prior written approval of the other party. Subject to Section
            7.1 and HDI rights to its own Marks, Capital One shall own all rights, title, and interest in such HDI Card designs, provided, however, that each party hereby disclaims any rights in any Mark of the other party. Neither Capital One nor HDI may use, license or transfer such card designs to any Person for any purpose without the prior written consent of the other party.

            3. Retention of Rights. Except as licensed or sub-licensed herein, each of Capital One and HDI shall retain all right, title and interest in and to their Intellectual Property and such shall remain the exclusive property of such party or shall be properly licensed to such party or an affiliate of such party.

            4. Indemnification. Each party agrees to defend, indemnify, and hold harmless the other against any claims or actions alleging that the indemnifying party's Intellectual Property infringes any U.S. patent or copyright or any third party trademark right and to pay costs and damages to the other finally awarded in any such suit, provided that the indemnifying party is notified promptly in writing of the suit and, at the indemnifying party's request and expense, is given control of the suit and all requested reasonable assistance for the defense of the suit. The foregoing obligation shall not apply with respect to any Intellectual Property (i) modified by any party other than the indemnifying party where the alleged infringement relates to such modification or (ii) combined with other products where the alleged infringement relates to such combination.

            5. Worldwide Exposure. As between HDI and Capital One, (a) HDI will retain all right, title and interest in and to its Intellectual Property worldwide, subject to the limited license granted to Capital One hereunder, and (b) Capital One will retain all right, title and interest in and to its Intellectual Property worldwide, subject to the limited license granted to HDI hereunder.

            6. Uses. All uses of the other party's Intellectual Property hereunder shall be in accordance with each party's reasonable policies regarding advertising and trademark usage as established from time to time. Except as provided herein, neither party will make any filing or other application for registration or recognition by any governmental authority in any jurisdiction worldwide as to any Mark of the other party.

            7. Post-Term Use of Intellectual Property. Upon the expiration or termination of this Agreement, each party will cease using the Intellectual


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            Property of the other except: (i) as the parties may agree in writing; (ii) to the extent permitted by applicable law, or (iii) to the extent permitted by the terms of this Agreement for the purposes of wind-down operations.

      E.    RIGHT OF REVIEW AND APPROVAL OVER PROMOTION COPY

            1. Review and Approval. Each of the parties and its legal counsel shall have the right of prior approval over any use of its Intellectual Property, including any use in connection with marketing, promotion and advertising, which approval will not be unreasonably withheld. Each party shall submit materials to the other party via the Liaison for approval with enough lead time for such party and its counsel to have at least one week to review. It shall be the responsibility of each of Capital One and HDI to review and comment upon or approve advertising and promotion copy submitted to such party by the other party, in a timely manner, as follows:

                  (a) Each party's Liaison shall cause all drafts of all prepared materials promoting or advertising the Program containing promotion copy or use of Intellectual Property of the other party, as well as notification of all modifications (collectively "Promotion Copy"), to be delivered to the other party's Liaison for review, comment, and approval or disapproval by the appropriate person at least five (5) business days in advance of a comment deadline imposed by or upon such party's Liaison and also,

                        (1)   in the case of HDI, with an additional copy to
                              Attention: Lisa Green, Esq., Assistant General Counsel, Hanover Direct, Inc., 1500 Harbor Boulevard, Weehawken, NJ 07087, Telecopier 201-272-3468.

                        (2) in the case of Capital One, with an additional copy to Attention: Tony Santillo, Capital One Services, Inc., 11013 West Broad Street, Glen Allen, VA 23060, Telecopier 804-967-2009.

                  (b) Capital One and its Liaison assume no responsibility or liability for errors regarding HDI and its Promotion Copy after it has been approved by HDI; provided, however, that Capital One assumes liability for errors regarding HDI and its Catalogs and the Program made by Capital One or its agents, and shall indemnify HDI pursuant to Section III.I. below.

                  (c) HDI and its Liaison assume no responsibility or liability for errors regarding Capital One and its Promotion Copy after it has been approved by Capital One; provided, however, that HDI assumes liability for errors regarding Capital One and the Program made by HDI or its agents, and shall indemnify Capital One pursuant to Section IV. H below.

                  (d) Neither party may amend, modify, or alter another party's Promotion Copy in a material manner except with the explicit written approval of the other party. "Material" shall include Promotion Copy making implied or express claims and any Marks or text associated with Marks.

            2. Any breach of the terms of this Section II.E may cause irreparable harm to a party.


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                  (a) in the event of any threatened breach, the party placed in jeopardy shall be entitled to injunctive relief in addition to any other available remedy; and

                  (b) any failure of a party and its Liaison to adhere to the standards in this Section II.E which constitutes a material breach of this Agreement shall be subject to Section IV.C. below regarding "Termination."

      F.    USAGE REPORTS AND USER DATA

            1. Each party will provide to the other party via email or other agreed upon means such usage reports containing such information as the Liaisons shall mutually agree is necessary and desirable, including but not limited to information with regard to open accounts for all HDI Customer Data, and accounts in process of screening, Delinquent Accounts, transaction data summaries, and open outstanding balances (collectively as further defined, "User Data" and "Usage Reports"). Each Usage Report will cover a calendar month and will be delivered within fifteen (15) days following the end of the applicable month. The parties may, by mutual written agreement, alter the content of the Usage Reports.

            2. EACH PARTY WILL USE REASONABLE EFFORTS TO ENSURE THE ACCURACY OF THE USAGE REPORTS BUT NEITHER PARTY WARRANTS THAT THE USAGE REPORTS WILL CONFORM TO ANY SPECIFICATIONS AT ANY GIVEN TIME. NEITHER PARTY WILL BE HELD LIABLE FOR ANY CLAIMS AS THEY RELATE TO SUCH USAGE REPORTS, EXCEPT TO THE EXTENT THAT SUCH USAGE REPORTS SERVE AS THE BASIS FOR PAYMENTS UNDER THIS AGREEMENT.

            3. All information required to be reported by Capital One shall be subject in all instances to compliance by Capital One, in Capital One and its legal counsel's reasonable judgment, with the requirements of Applicable Law. User Data shall be deemed proprietary and confidential and subject to the confidentiality provisions of this Agreement set forth in
                  Section IV.L. below.

            4. Both parties acknowledge that any individual user of a Media Channel such as the Internet could be a customer of Capital One and/or HDI through activities unrelated to this Agreement. Except as set forth in Section II.F(6)) below, both parties further acknowledge that any User Data gathered independent of this Agreement, even for credit card users that utilize both parties' services, shall not be covered by this Agreement. The parties also acknowledge that any information collected by Capital One in media channels on which Capital One's name and/or brands do not appear shall not be covered by this Agreement.

            5. Subject to the restrictions in this Section, the User Data shall be deemed to be the joint property of the parties and both parties shall retain all rights to any User Data obtained through this Agreement. However, HDI agrees that it will not use the User Data or transaction data to specifically target or solicit Capital One credit card users as a subset of HDl's Program credit card users (except as specifically provided herein) either individually or in the aggregate during the term of this Agreement.

            6. User Data Opt Out. Each party agrees that it will not sell, disclose, transfer, or rent the User Data of any HDI Account holder to any third party, nor will either party use said User Data on behalf of any third party, without the consent (either negative or affirmative as the case may be) by the Account holder to such sales, disclosures, transfers or rentals. In such cases where Account holder permission for dissemination of User Data has been obtained, HDI or Capital One, as the case may be, shall use all reasonable efforts to include and enforce within such dissemination contracts or agreements (e.g., list rental agreements) a requirement for the inclusion of an unsubscribe feature in all direct mail and email communications generated by, or on behalf of, third party users of said User Data.

            7. Privacy Policy. Each of Capital One and HDI shall cooperate fully in the accurate depiction of the "Privacy Policy" and "Opt Out" language to be posted on HDI Sites in order to clearly and conspicuously inform customers and visitors to the site about the uses that will be made of customer information. Capital One does hereby agree to promptly comply with any reasonable requests received to remove card applicants or card users from any further contact or use of User Data by Capital One itself or by any third parties to whom Capital One may disclose User Data to the extent permitted hereunder if at all.

            8. Marketing Reports. Upon request, Capital One shall provide a reasonable number of marketing reports to HDI in a format and frequency requested by HDI and containing particular aggregate data requested by HDI to enable HDI to understand the general nature of HDI Accounts, including but not limited to the evaluation of the general nature of Capital One's HDI Accounts and the potential of particular promotions or success of past promotions ("Marketing Reports"), and Capital One shall make good faith efforts to cooperate with HDI for such reasonable requests. Such Marketing Reports shall be deemed proprietary to both of HDI and Capital One except that they shall not be required to be returned after the Term of this Agreement as Confidential Information defined in the attached Confidentiality Agreement.

III.  ISSUANCE AND MANAGEMENT OF ACCOUNTS.

      A. Issuance of Accounts. Capital One shall be the sole and exclusive issuer and creditor of HDI Accounts, HDI Cards and other Accounts issued bearing the Marks of HDI. Nothing herein shall prevent or be deemed to prevent HDI or its Affiliates from accepting as a means of payment Accounts of other issuers. HDI Cards shall be secured or unsecured Platinum, Gold or Classic Accounts as Capital One, in its sole discretion, may determine based on credit quality. In general, HDI Accounts shall use the dual-line Product. To the extent permitted by Applicable Law, Capital One shall issue new plastic cards to account holders in the Existing Portfolio, including accounts that have been inactive for up to two years. Capital One shall be solely responsible, at its expense, for the administration, credit approval, pricing, billing, collecting, account management and other servicing of HDI Accounts, including preparing and distributing HDI Account agreements, customer disclosures, billing statements, collection letters, and customer service materials. Capital One, in its sole discretion, may have its standard vendors, perform any or all of these functions; provided however, whether such functions are performed by Capital One or third parties, the functions shall be performed with the same degree of care as Capital One customarily exercises with all Accounts of Capital One, and further provided that the provisions of the Confidentiality Agreement incorporated herein and made a part hereof shall apply to such third parties.

      B. Solicitations for HDI Sales and Accounts. At any time during the Term, the parties shall jointly work together with respect to the creation and implementation of Solicitations for HDI sales and HDI Accounts.

            1. Creation of Solicitation Package. HDI shall be responsible for the creative design and content of the marketing communications to potential customers of HDI products and services, including broadcast marketing, publications, other advertising, catalogs, telemarketing and other direct mail pieces. The parties shall work together jointly on the creation and design of credit card marketing materials in respect of Solicitations for HDI Accounts; provided, however, that Capital One shall be responsible for the content of marketing communications related to the offer of credit to be made under the HDI Mark by Capital One, including content for the preparation of appropriate customer disclosures to be made in connection with such credit offer. HDI Liaisons shall work with operational personnel of Capital One to ensure that application creation and production and other Solicitation processes, including online decisioning methodologies which may be established from time to time and set forth in subsection (3) below, are properly functioning. Each of HDI and Capital One shall provide an initial Solicitation package to the other for review based on the respective timeframes established by the Liaisions to this Agreement prior to the anticipated date of such Solicitation. Each of HDI and Capital One agrees to respond to such initial Solicitation package within the timeframes established. In any Solicitation, COB shall provide the credit-related disclosures that it, in its sole discretion, deems necessary for purposes of compliance with Applicable Law, which disclosures shall be included, in their entirety in the Solicitation package. The parties shall continue to work together to ensure that each is mutually satisfied with the content and form of all marketing communications presented to potential customers; provided, however, that Capital One shall have final approval over all materials related to the offer of credit to be made by Capital One to potential customers as described above.

            2. HDI Customer List. In the event of any direct mail Solicitation by Capital One which includes an offer of credit on a "pre-approved" basis, HDI shall provide to Capital One, or a third party designated by Capital One and reasonably acceptable to HDI, a HDI Customer List no later than sixteen weeks prior to such Solicitation. Capital One or such third party shall return to HDI one or more of such lists. HDI Customer Lists may be compiled by HDI, at its discretion and at its own expense, from its own customer records, lists provided by third-parties or otherwise. Nothing herein above shall be deemed to prohibit Capital One from using other HDI lists, in its sole discretion and expense only for credit purposes.

            3. Solicitations and On-Line Decisioning. (i) In the event that the parties engage in a Solicitation which involves an offer of credit anticipating application of "on-line decisioning" (pursuant to which a HDI Customer service representative obtains a credit decision while a HDI customer waits on the telephone), and provided that the Capital One Liaison has approved, the product launch date for on-line decisioning , Capital One shall be generally prepared to process and approve or disapprove the applications generated by such Solicitations online at the time of telephone application. During the Set-up Period, the parties shall work together as may be mutually agreeable to build the necessary infrastructure to support the application of on-line decisioning by Capital One of HDI customer applications for HDI Accounts. Each party shall bear the cost of establishing the infrastructure within each party's operational and system architectures.

            4. Mailing of Mail Channel Solicitation Packages; Expenses. Upon final approval, by HDI and Capital One of the Solicitation package to be mailed to existing or potential HDI Account customers, the applicable party shall undertake the Solicitation in a timely manner as the parties may mutually agree and as may be required by Applicable Law, including the Fair Credit Reporting Act. Each of HDI and Capital One shall provide to the other at the time of such approval projected mailing dates and volumes, and at the time of mailing the actual dates and volumes. Each party shall be responsible for marketing costs as set forth above. Capital One shall be responsible for costs associated with the processing of applications including telephone responses (and all such calls shall generally be directed to COSI's facilities).

            5. Alternative Vehicles. In addition to Solicitation vehicles described above, HDI and Capital One may use telemarketing or similar means to acquire HDI Accounts; and the parties shall coordinate their efforts so that outbound Solicitations for HDI Accounts are made to customers on a mutually agreeable basis. In the event of Solicitations by telemarketing by HDI, HDI shall obtain Capital One's prior written approval of the offer of credit and the portion of the telescripts pertaining thereto. Telemarketing operations whether performed by HDI third party vendors or otherwise shall meet the service standards generally adhered to by HDI or as reasonably requested by Capital One consistent with Applicable Law. In all such oral communications, HDI and its employees and any third party vendor shall clearly disclose that Capital One solely is the issuer of the HDI Card. Based on its prior review of relevant telemarketing scripts, Capital One shall ensure that telemarketing scripts for offers of credit comply with Visa or MasterCard regulations, including any registration requirements and HDI shall ensure that offers of credit are made in accordance with such telemarketing scripts. If applicable, HDI shall be responsible for registering, at its cost, as necessary, as an "independent service organization" as required by Visa or MasterCard, respectively.

            6.    Limited Audit Rights.

                        (i) Subject to reasonable security requirements of
                  Capital One, Capital One shall grant HDI and its designated representatives, at HDI's expense, reasonable access upon advance notice during business hours to the premises and books and records of Capital One relating to the HDI Accounts and other activities undertaken by Capital One hereunder for the purpose of auditing the financial results of such HDI Accounts and compliance by Capital One with this Agreement, subject to the confidentiality provisions of Section __ hereof. Any such activity by

                  HDI shall be conducted in such a manner as not to unreasonably interfere with Capital One's normal business activities.

                        (ii) Subject to reasonable security requirements of HDI,
                  HDI shall grant Capital One and its designated representatives and COB's primary regulatory agencies, at Capital One's expense, reasonable access upon advance notice during business hours to the premises and books and records of HDI relating to the HDI Accounts and telemarketing and other Solicitation activities being undertaken by HDI hereunder, for the purpose of determining compliance by HDI with this Agreement, subject to the confidentiality provisions of Section IV.L. hereof. Any such activity by Capital One shall be conducted in such a manner as not to unreasonably interfere with HDI's normal business activities.

      C. Credit Approval by Capital One. Capital One shall evaluate all applications for HDI Accounts and shall approve such individual applicants and establish such credit lines as it deems appropriate in its sole discretion, subject to Applicable Law.

            1. Decisioning. Prior to the launch of solicitations for HDI Accounts and in addition to arrangements with respect to on-line decisioning, the parties on a commercially reasonable basis shall work jointly to ensure that mail and telephonic linkages necessary to permit decisions to be made with respect to prospective customers that seek a HDI Account are in place and working properly. To the extent that HDI customer service representatives are expected to take applications by telephone, they shall ask for pre-determined information from prospective customers and shall provide such information to Capital One personnel. During the Set-up Period, Capital One shall provide a list of information that HDI customer service representatives shall request from prospective HDI Account customers. From time to time during the Term, Capital One may add or delete items from this list, in its discretion. In addition, during the Set-up Period, the parties shall agree upon the script and similar materials used by HDI customer service representatives with respect to telephonic applications for credit by prospective HDI customers. Such scripts and customer service representatives shall generally present themselves as representatives of HDI in communications with existing and potential customers, consistent with Applicable Law.

            2. Responses. Within processing times to be established by the parties during the Set-up Period, Capital One shall provide to HDI's customer service representative a response to such customer's application, including whether the application has been approved or requires further review by Capital One personnel and, if approved, the terms of such offer. Capital One shall also provide to the HDI customer service representative information regarding the amount of credit available to such customer under the HDI Line of Credit. Capital One shall be responsible, at its sole expense, for the communication of any denial to a prospective customer by mail or phone. Capital One, at its expense, shall be responsible for all application processing, including credit bureau report fees.

            3. Credit Criteria. Capital One shall employ credit criteria and offer credit lines to prospective HDI Accounts for HDI Accounts as it may determine, in its sole discretion, consistent with the Credit Card Procedures and safe and sound banking practices. Except as set forth herein, under no circumstances, shall Capital One be required to disclose information to HDI regarding individual customer credit data, regarding credit policies or any other Confidential Information of Capital One or any Affiliates thereof, including delinquency, charge-off or any other data.

            4. Response Time. Capital One shall meet response time standards for decision processes for purposes of inquiries from applicants concerning the approval or denial of their HDI Account applications and increased credit line requests consistent with the treatment of its own Accounts, the Credit Card Procedures and Applicable Law.

            5. Welcome Packages. Capital One shall be responsible, at its own expense, for additional processing, including the creation and mailing of letters to prospective customers approving or denying an application, the mailing of a standard welcome kit to approved customers and related actions.

      D.    HDI Account Management.

            1. Management. Except as may otherwise be set forth herein, Capital One shall perform all standard Account management and operational functions related to the HDI Accounts originated hereunder, in its sole discretion, and at its own expense, including correspondence, statement rendering, and similar communications with HDI Account customers of a type generally set forth in the Credit Card Procedures, line increases, payment processing and account repricing such Account management shall cover both Active and Inactive Accounts, including Accounts acquired in the purchase of the Existing Portfolio.

            2. Pricing. Capital One shall have the right to change the pricing applicable to the HDI Accounts as set forth herein. COB will provide 30 days advance notice to HDI of a full file change to HDI Accounts, provided that COB shall not charge new fees (fees not currently charged by Capital One to its customers) without the prior consent of HDI, such consent not to be unreasonably withheld. Such changes shall not affect pricing between the parties pursuant to this Agreement. Except with the prior consent of HDI, the parties hereto agree that no annual fee shall be imposed upon HDI Accounts at any time during the term of this Agreement except in limited circumstances of Longstanding Delinquent Accounts.

            3. Billing Statement Inserts. Subject to the reasonable agreement between the Liaisons of each party, HDI shall have the right to include inserts not to exceed more than 2 per quarter in billing envelopes of HDI Accounts subject to Capital One procedures and operational requirements. HDI shall be responsible for the cost of preparing such inserts and Capital One shall be responsible for the cost of stuffing and mailing such inserts. If there shall be any unused stuffing or postage capacity in any billing envelope, HDI shall be granted the option to provide a statement insert for such mailing, for no fee; provided, however, if there is an incremental verifiable expense to Capital One for such participation by HDI (e.g., stuffing, postage), the payment thereof and exercise of such option to participate in such mailing shall be in HDI's sole discretion.

      E. Systems Upgrades. The parties agree to use commercially reasonable efforts to invest in systems upgrades as may be necessary or reasonable to ensure that their duties and the objectives set forth hereunder can continue to be achieved during the Term. Each party agrees to give the other party commercially reasonable notice of any system change or upgrade that might require a system change or upgrade by the other party, including those relating to time frames and quality assurance testing.

      F. Compliance with Applicable Law. As the issuer and creditor and servicer of the HDI Accounts, Capital One shall comply with Applicable Law in respect of the HDI Cards and the HDI Accounts, including Applicable Law pertaining to credit applications, finance charges, HDI Card transactions and collections.

      G. Status of HDI as Issuer

            1. At no time will any party hereto represent to any Person that HDI or any Affiliate thereof, or any entity other than Capital One or a financial institution affiliate of COB, as the case may be, is the Person extending credit to any holder of an HDI Account; provided, however, that nothing shall limit HDI's ability to promote multi-pay accounts or installment billing programs to its customers.

            2. Except as set forth in Section II.B.4 above (loss-sharing on Purchased Accounts) HDI shall bear no credit risk or risk of loss with respect to any HDI Account. HDI and its Affiliates shall have no responsibility to Capital One or an Affiliate of Capital One or to any Person for any chargebacks, claims or defenses with respect to goods or services purchased, leased or otherwise acquired through use of an HDI Card (except to the extent that HDI is the merchant with respect to such goods or services or as provided in Section III.I hereof).

            3. Except as set forth herein, under no circumstances shall HDI be required to disclose information to Capital One regarding individual customer data not related to the provision of credit, catalog mail strategies or policies or any other Confidential Information of HDI.

      H. Role of Each Party. Capital One will use reasonable efforts to respond to inquiries from HDI Accounts relating to the HDI products and programs working with HDI customer service representatives to resolve issues from a credit perspective.

            1. Inquiries regarding HDI Products and Services. Capital One will refer inquiries concerning HDI products and services sold by HDI to the Customer Service Department of HDI at telephone numbers provided by HDI. HDI will use reasonable efforts to address such inquiries in a timely and effective manner.

            2. Inquiries re: Capital One Products and Services. HDI will refer HDI Account holders' inquiries concerning HDI Accounts to the Capital One's Customer Service Department at telephone numbers provided by Capital One. Capital One will use reasonable efforts to address any such inquiries in a timely and effective manner consistent with the Credit Card Procedures.

            3. Customer Service Support. Each of Capital One and HDI will provide, at its own expense, one or more customer service contacts who will be available during Capital One's or HDI's respective normal business hours to assist the other party's Customer Service Department in resolving all issues related to the Program and disputes that may arise with customers.

      I. Customer Disputes. HDI hereby agrees that the time limits and procedures set forth in operating rules and restrictions of MasterCard and Visa respecting billing disputes and charge back transactions shall not apply to limit the rights of HDI Account holders or of Capital One, under state or federal law, to respecting HDI products and services which are disputed charges, billing errors, unauthorized charges, and charges for which a customer can assert a "claim or defense" against HDI or other similar right of such holder under federal or state law. HDI further agrees that it shall cooperate fully with Capital One to resolve any such issue as may arise from time to time.

      The parties agree that they shall follow Visa/MasterCard rules regarding interchange disputes, whether or not the Visa/MasterCard systems have been used.

      J. Statements and Payments. On or before the twentieth (20th) day after the end of each calendar quarter during the Term, each party which is owed fees hereunder ("Payee") shall deliver to the other party ("Payor") a statement for the net fees due to Payee hereunder for the preceding calendar quarter. Within five (5) days of receipt of such statement, the receiving party shall confirm amounts owed by it and within three days therefrom, Payor shall pay such invoice to Payee by wire transfer.

            1. Statements sent to Capital One hereunder shall be delivered by facsimile or overnight mail to Finance and Accounting Special Projects Group;

            2. Statements sent to HDI shall be delivered by facsimile or overnight mail to the name and address set forth in Section IV.G. and

            3. All payments required to be made by wire transfer shall be made by wire transfer pursuant to written instructions provided by each party to the other at the Closing Date.

      K. Daily Payments to HDI and By-pass of Card Payment Networks. On a daily basis, HDI shall send to Capital One documentation confirming HDI Account transactions involving the purchase of HDI products, as well as returned item and dispute information, in the form and containing information as the parties shall reasonably agree (which shall generally be the type of information provided by HDI to its Visa or MasterCard merchant bank for processing of non-Capital One Account charges). Such information shall be processed by Capital One and, on the next Business Day following receipt of such information, Capital One shall pay HDI by wire transfer the aggregated amount, but net of credits made to HDI Accounts for returned items. The Liaisons shall agree upon appropriate and reasonable procedures for authorizing daily transactions.

      L. Delinquent Accounts. Notwithstanding anything contained herein to the contrary, Capital One shall be under no obligation to approve charges to a HDI Account which would normally be denied approval pursuant to the Credit Card Procedures, including Delinquent Accounts.

IV.   GOVERNING PROVISIONS

      A.    TERM

            1. The term of this Agreement ("Term") will begin on the Effective Date and will end on the close of business of the date thirty-six
            (36) months from Effective Date ("Initial Term"), unless earlier terminated pursuant to Section IV.C. below, and shall be automatically renewed, except as provided below, at the end of such period for additional consecutive one (1) year terms.

            2. Notwithstanding the foregoing, the parties may notify each other in writing, with no less than one hundred eighty (180) days notice, of any desire not to automatically renew this Agreement for each one-year additional term.

      B.    CLOSING OF SALE OF PURCHASED ACCOUNTS

            1. Agreement of Purchase and Sale. On the terms and subject to the conditions hereafter set forth, HDI shall use best efforts to cause GECC to sell to HDI on or before the Closing Date in order that on the Closing Date HDI shall be able to sell to Capital One and Capital One shall be able to purchase from HDI all of HDI's right, title and interest in and to the Purchased Accounts for an amount equal to the par value of the outstanding receivables of all accounts in the Existing Portfolio which are Purchased Accounts (the "Purchase Price"). Unless otherwise expressly stated herein, Capital One is not, and shall in no way be deemed to be, assuming any liabilities, claims or other obligations of HDI or its Affiliates with respect to the Purchased Accounts or otherwise, or in amounts greater than the stated amounts assumed.

            2. Closing. Subject to the satisfaction or waiver of Capital One's Closing Conditions and HDI's Closing Conditions, and subject to all other terms of this Agreement, the consummation of the purchase and sale of the Purchased Accounts contemplated hereby (the "Closing") shall take place at the offices of Capital One Bank, 11013 West Broad Street, Glen Allen, Virginia or at such other time, place and date, or by facsimile transmission as the parties shall agree in writing (the "Closing Date").

            3. Obligations of HDI at Closing. At or prior to Closing, HDI shall:

                  (a) use best efforts (provided that nothing herein shall obligate HDI to institute litigation in connection therewith) to cause the Purchased Accounts to be legally transferred to HDI by the Closing Date in order that HDI shall be able to legally sell and transfer the Purchased Accounts to Purchaser free and clear of any Encumbrance;

                  (b) use best efforts (provided that nothing herein shall obligate HDI to institute litigation in connection therewith) to cause to be delivered to Capital One a magnetic tape containing the Existing Portfolio Account Holder List and all Existing Portfolio Account Information (the "Tape") and other data as reasonably requested by Capital One;

                  (c) deliver to Capital One a certificate signed by an officer of HDI certifying that: (i) the representations and warranties of HDI contained in Section IV.I.3 are true and correct as of the Closing Date; and (ii) all obligations and covenants required by this Agreement to be performed or complied with by HDI on or prior to the Closing have been duly performed or complied with; and

                  (d) use best efforts (provided that nothing herein shall obligate HDI to institute litigation in connection therewith) to support the transfer of the Purchased Accounts to Capital One and to cause GECC to support the transfer of the Purchased Accounts to Capital One, including, without limitation, providing adequate personnel on a timely basis to enable Capital One to proceed in a timely manner, and to provide transferred data in a timely manner as may be reasonably requested by Capital One. As between Capital One and HDI, HDI shall be responsible for its own and GECC's costs of conversion and Capital One shall not be responsible for GECC's costs of conversion.

            4. Obligations of Purchaser at Closing. At Closing Capital One shall:

                  (a) pay to HDI the Purchase Price by wire transfer pursuant to written instructions provided by HDI upon or prior to the Closing; and

                  (b) deliver to HDI a certificate signed by an officer of Capital One certifying that: (i) the representations and warranties of Capital One contained in Section IV.I.1&2 are true and correct as of the Closing Date; and (ii) all obligations and covenants required by this Agreement to be performed or complied with by Capital One on or prior to the Closing have been duly performed or complied with.

            5. Capital One's Conditions to Closing. Capital One's obligation to purchase the Purchased Accounts shall be subject to the satisfaction by HDI or waiver by Capital One of the following conditions precedent ("Capital One's Closing Conditions"):

                  (a) Representations and Warranties. All of the representations and warranties of HDI contained in this Agreement shall be true, correct and complete as of the Closing Date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by HDI on or before the Closing Date shall have been duly complied with, performed or satisfied; and Capital One shall have received a certificate dated the Closing Date and signed by an officer of HDI to the foregoing effect.

                  (b) No Litigation. No action or proceeding before a court or any other Competent Authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement.

                  (c) Consents. All necessary consents and approvals of, and filings with, any Competent Authority or third party relating to the consummation by HDI of the transactions contemplated hereby, if any, shall have been obtained and made.

                  (d) Obligations. Any and all actions required to be taken or documents to be delivered by HDI shall have been taken or delivered by HDI.

            6. HDI's Conditions to Closing. HDI's obligation to sell the Purchased Accounts shall be subject to the satisfaction by Capital One or waiver by HDI of the following conditions precedent ("HDI's Closing Conditions"):

                  (a) Representations and Warranties. All of the representations and warranties of Capital One contained in this Agreement shall be true, correct and complete as of the Closing Date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Capital One on or before the Closing Date shall have been duly complied with, performed or satisfied; and HDI shall have received a certificate dated the Closing Date and signed by an officer of Capital One to the foregoing effect.

                  (b) No Litigation. No action or proceeding before a court or any other Competent Authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement.

                  (c) Consents. All necessary consents and approvals of, and filings with, any Competent Authority or third party, including GECC, relating to the consummation by HDI of the transactions contemplated hereby, if any, shall have been obtained and made.

                  (d) Obligations. Any and all actions required to be taken or documents required to be delivered by Capital One shall have been taken or delivered.

            7.    Conversion Matters

                  HDI shall use best efforts (provided that nothing herein shall obligate HDI to institute litigation in connection therewith) to provide assistance with respect to the conversion of the Existing Portfolio, including the following:

                  1. HDI will cause GECC to produce file layouts and sample files of all conversion-related data within two weeks of a signed contract.

                  2. HDI will also provide both systems and operational support capable of defining HDI and GECC business and operational practices.

                  3. HDI will provide support and assistance for data mapping and will facilitate the conversion.

                  4. HDI will support a full test conversion process one full month prior to the conversion, and provide data and resources to ensure successful conversion.

                  5. HDI will provide all necessary files at time of conversion to ensure successful conversion.

                  6. HDI will provide operational resources to design conversion process and timeline to ensure continuous customer service.

                  7.    HDI will facilitate communication between COB and GECC.

      C.    TERMINATION

            1. Material Breach in Performance of Contractual Obligations. At any time after 3 months following the Purchase Date:

                  (a) if either party shall materially breach any term of this Agreement, or fail, neglect or refuse to perform any of its material obligations hereunder including, but not limited to, its responsibility and that of its subcontractors to maintain service levels satisfactory to the other party ("Neglect/Failure Breach"), or

                  (b) if either party shall have committed any act or do anything that will injure or is reasonably likely to injure the success or prospects of the other party or its businesses ("Possible Injury Breach").

                  Then at any time after a party learns of any such act or omission by the other party, such party shall have the right, at its sole option and subject to the next succeeding sentence, to terminate this Agreement by giving written notice containing a detailed description of the Neglect/Failure Breach or Possible Injury Breach to the other party.

                  In the event that either party shall be accused of a Neglect/Failure Breach or a Possible Injury Breach, then within (10) days of receipt of notice, the defaulting party shall submit a written plan to the non-defaulting party, containing the detailed steps it plans to take to cure such breach, in which case the non-defaulting party shall have five
                  (5) days to approve of such plan of cure. If disapproved, the non-defaulting party shall have the option to terminate this Agreement immediately, effective 90 days after receipt of such notice by the other party. If approved, the defaulting party shall take all steps described in the plan to cure such breach.

            2. Insolvency or Dissolution of Any Performing Party. If any of the following occurs,

                  (a) the commencement of any voluntary bankruptcy, insolvency, reorganization, readjustment of debt, dissolution, liquidation of debt or other insolvency proceeding in which the other party, is debtor; or

                  (b) the suspension or termination of the other party's business or dissolution thereof or the appointment of a receiver, trustee or similar officer to take charge of a substantial part of such entity's assets;

                  either party may terminate this Agreement immediately upon written notice to the other party.

                  (c) Force Majeure. This Agreement may be terminated by HDI on the one hand, or COB and COSI on the other hand, on or after the ninetieth (90th) day following the giving of notice to the other party that such notice-giving party's performance is prevented or delayed by a force majeure event listed in Section III.P herein, if the inability to perform has not been cured at the end of such ninety (90) day period.

            3. Wind Down of Operations. At the date of expiration of this Agreement or earlier termination, as the case may be,

                  (a) Fulfillment Obligations. All fulfillment obligations of HDI and Capital One with respect to credit card transactions processed until the earlier to occur of the date of termination or date of termination advertised to cardholders, as mutually agreed-upon, shall continue with regard to orders received prior to and through the close of business on the termination date, including all items on backorder, in compliance with the Mail and Telephone Merchandise Order Rule;

                  (b) Reporting Obligations. All reporting obligations and fee payment of the parties required herein, shall continue until there is nothing more contained in such reports, and nothing more to be paid on account of orders taken up to and including the termination date, including all orders for which credit card billing has not yet been processed due to backorder situations for which shipment is delayed;

                  (c) Profit Sharing Arrangements. Profit sharing arrangements will continue in effect for existing customers until both parties agree to an alternative profit sharing arrangement;

                  (d) Final Accounting and Reconciliation. Any final accounting and reconciliation shall be done in accordance with the requirements of this Agreement, including the verification and audit of records; and

            4. Survival of Provisions. The provisions of this Section, Section II.F. (Usage Reports and User Data), Section II.D. (Trademark Ownership and License), Section IV.L. (Confidentiality), Section IV.I.4. (Warranty), Section IV.J. (Indemnity), Section IV.H. (Insurance), Section IV.K. (Limitation of Liability) and Section IV.F. (Dispute Resolution) will survive any termination or expiration of this Agreement.

      D.    EXCLUSIVITY

            1. Except as provided herein and other than existing ventures or business on the date hereof, during the term of this Agreement, both parties agree to engage in no new ventures or businesses with third parties in the Unbanked Market;

            2. The exclusivity agreement contained in Section IV.D.1. above shall remain in effect until the following event occurs:

                  (a) If Capital One should have an offer of an opportunity in the Unbanked Market, it shall provide 90 days advance written notice to HDI of the intended date of its binding agreement (or similar) to pursue such opportunity, with such notice containing sufficient detail to enable HDI to construe its competitive effect upon HDI in its agreement with Capital One to pursue the Unbanked Market hereunder; and

                  (b) HDI, in its sole discretion, shall have the right and option to permit Capital One to proceed with such third party opportunity upon terms and conditions acceptable to HDI hereunder and this Agreement will be amended to permit such activity upon mutually agreeable terms; provided, however, if HDI chooses not to permit such activity or amendment of this Agreement, it shall declare such third party activity to be directly competitive and the parties hereto shall declare a termination of the exclusivity agreement between them, enabling each of HDI and Capital One to pursue new ventures or businesses in the Unbanked Market.

      E.    CUSTOMER DATA AND CAPITAL ONE MARKETING TO HDI CUSTOMERS

            1. Except as set forth in Section III.D.2 below with respect to Unbanked Consumers who become Program card members, all HDI Customer Data shall be deemed proprietary and confidential and subject to the confidentiality provisions of this Agreement set forth in Section IV.L. below and shall be and/or shall remain the property of HDI. However, Capital One may use the information for internal purposes to market financial services and other Capital One products using HDI Customer Data provided that such products and services do not directly compete with HDI products and services.

                  (a) "competitive products and services" shall be as defined on Appendix 2 attached hereto and made a part hereof;

                  (b) All such HDI Customer Data shall not be disclosed by Capital One on an individual customer level to any third party for any purpose, by sale, rental, gift, or otherwise, without HDI's prior written consent, nor used by Capital One itself for any purpose other than for the purposes of carrying out its obligations under this Agreement and except as provided herein, except with respect to Capital One's standard industry credit reporting practices which Capital One is required to make in the ordinary course of its business. Any breach of the terms of this section may cause irreparable harm to HDI and in the event of any breach or threatened breach, HDI shall be entitled to injunctive relief in addition to any other available remedy.

            2. Unbanked Consumers. For Unbanked Consumers approved by Capital One for a Program credit card account, HDI and Capital One shall both have unencumbered rights to the customer and may use, sell, transfer, or exchange such customer names and data in the same manner as for its non-credit card program customers, including but not limited to its discount buying club members;

            3. Capital One understands that HDI makes a privacy pledge to its customers. Except with respect to Capital One's standard industry credit reporting practices which Capital One is required to make in the ordinary course of its business, Capital One shall not promote, sell, or transfer the HDI Customer Data if HDI informs Capital One that such customer has opted out of such promotion, sale, or transfer; and

            4. Capital One and HDI agree to be in full compliance with all such laws and regulations applicable to each of the parties respectively, which may be in effect from time to time.

            5. During the Term, Capital One and HDI agree to work together to ensure that customers do not from time to time receive competing offers for products or services at the same time.

      F.    DISPUTE RESOLUTION

            1. Disputes Regarding Intellectual Property and/or Confidentiality. The parties agree that any breach of either of the parties' obligations regarding the Marks and/or confidentiality would result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a party's obligations regarding the Marks or confidentiality, the aggrieved party will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction.

            2. All Other Disputes. In the event of disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning the Marks and/or confidentiality,

                  (a) the parties will first attempt to resolve the dispute(s) through good faith negotiation. In the event that the dispute(s) cannot be resolved through good faith negotiation, the parties will refer the dispute(s) to a mutually acceptable mediator for hearing in a mutually agreed-upon neutral county.

                  (b) in the event such disputes cannot be resolved through good faith negotiation and mediation, the parties will refer the dispute(s) to the American Arbitration Association for resolution through binding arbitration by a single arbitrator pursuant to the American Arbitration Association's rules applicable to commercial disputes. The arbitration will be held in a mutually agreed-upon neutral county.

            3. Customer Disputes. For customer disputes, HDI and Capital One agree to use the standard dispute resolution procedures as outlined in the Visa/MasterCard merchant agreements unless otherwise required by Applicable Law.

      G.    GENERAL MANAGEMENT

            1. Each of HDI and Capital One hereby agrees to appoint a general manager or liaison of its own (each, a "Liaison") for the purposes of managing, staffing, overseeing, and bearing responsibility for the business operations of the Program on a day-to-day basis. The Liaison shall be an employee of the respective party in the offices of such party. Each of the parties has appointed its Liaison prior to the execution of this Agreement. They are as follows:

            For HDI:

            Primary Liaison:    Richard Hoffmann, Chief Marketing Officer

            Alternate Liaison:  Peter Bather, Vice President Corporate Marketing

            For Capital One:

            Primary Liaison:    Scott Barton, Director, Partnership Finance

            Alternate Liaison:  Tony Santillo, Manager, Partnership Finance

            2. Each Liaison shall have the authority to make or convey decisions on behalf of the respective party and to be the liaison with the other party for all production and content matters.

            3. Each Liaison shall cause there to be kept complete and accurate books and records of all Program transactions of such party with respect to its activities.

            4. Each party shall have the right to examine or appoint an independent certified public accountant to examine and audit, at the expense of such party, not more than once a year, during normal business hours, all records and accounts as may contain information bearing upon the Program transactions maintained by the other party. If such audit uncovers a deficiency in accounting of greater than ten percent (10%), then the audited party shall immediately reimburse the auditing party for the costs of such audit, which it has reasonably verified.

      H.    INSURANCE

            1. Capital One. Capital One shall have and continue to keep in force for the Term of this Agreement, (i) full general liability insurance coverage with a broad form vendor endorsement, in amounts not less than $1 million per occurrence and $2 million in the aggregate and
            (ii) full advertising injury liability insurance coverage for errors and omissions relating to advertising claims for the Program credit cards with the same limits of coverage. This general liability and errors and omissions insurance coverage will list HDI as an additional named insured, and will provide that the coverage will not be modified or terminated without at least 30 days prior written notice to HDI. Within thirty (30) days of execution of this Agreement, Capital One shall provide HDI with a certificate evidencing such insurance coverage.

            2. HDI. HDI shall have and continue to keep in force for the life of this Agreement , (i) full product liability insurance coverage with a broad form vendor endorsement, in amounts not less than $1 million per occurrence and $2 million in the aggregate and (ii) full advertising injury liability insurance coverage for errors and omissions relating to advertising claims for the Program catalogs with the same limits of coverage. This product liability insurance coverage will list Capital One Services, Inc. ("COS") and Capital One Bank ("COB"), jointly and severally, as an additional named insured, and will provide that the coverage will not be modified or terminated without at least 30 days prior written notice to Capital One. Within thirty (30) days of execution of this Agreement, HDI shall provide to Capital One a certificate evidencing such insurance coverage.

      I.    REPRESENTATIONS AND WARRANTIES

            1.    By Capital One.

                  (a) COSI. COSI represents and warrants to HDI that: (i) it is a corporation organized, validly existing and in good standing under the laws of the State of Delaware; (ii) it has the full right, power and authority to enter into, and to perform the obligations contemplated in, this Agreement, and the person signing on its behalf has the full right, power and authority to enter into this Agreement on behalf of COSI; (iii) the Agreement constitutes a legal, valid and binding obligation of COSI, enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general principles of equity; and (iv) the execution of this Agreement will not conflict in any way with any pre-existing agreements of COSI with any other person or entity.

                  COSI represents and warrants further as follows:

                  (b) None of the execution and delivery of this Agreement, the performance by COS of its obligations hereunder nor the consummation of the transactions contemplated by this Agreement will conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, and no condition exists that with notice or the lapse of time or both would constitute a violation or default under, or result in the violation or acceleration of, COS's charter or bylaws, or their equivalent, or any agreement, order, award, judgment, decree, statute, law, rule, regulation or any other instrument to which COS is a party or by which it or its properties may be bound. COS is not subject to any agreement with any regulatory authority which would prevent the consummation by COS of the transactions contemplated by this Agreement.

                  (c) Except for those consents, licenses, permits, approvals, authorizations, notices, reports, registrations, filings or declarations which have been obtained or made no consent of any Person (including, without limitation, any stockholder or creditor of COS) and no consent, license, permit or approval or authorization or exemption by notice of or report to, or registration, filing or declaration with, any Competent Authority is required in connection with the execution or delivery of this Agreement by COS, the validity of this Agreement with respect to COS, the enforceability of this Agreement against COS, consummation by COS of the transactions contemplated hereby, or the performance by COS of its obligations hereunder.

                  (d) There is no claim, action, suit, trial, demand, arbitration, governmental investigation or other proceeding (whether or not purportedly on behalf of COS or its Affiliates) (an "Action") pending, threatened against or involving COS or any of the Purchased Accounts, which: (i) might adversely affect the Purchased Accounts or COS's ability to consummate the transactions contemplated by this Agreement;
                  (ii) questions the validity of this Agreement or (iii) seeks to prohibit, enjoin, recover damages or otherwise challenge any of the transactions contemplated in this Agreement and, to the best of COS's knowledge and information, no facts exist which would provide a basis for an Action.

            (2) COB represents and warrants as follows:

                        (a) COB. COB represents and warrants to HDI that: (i) it
                  is a banking corporation organized, validly existing and in good standing under the laws of the Commonwealth of Virginia;
                  (ii) it has the full right, power and authority to enter into, and to perform the obligations contemplated in, this Agreement, and the person signing on its behalf has the full right, power and authority to enter into this Agreement on behalf of

                  COB; (iii) the Agreement constitutes a legal, valid and binding obligation of COB, enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general principles of equity; and (iv) the execution of this Agreement will not conflict in any way with any pre-existing agreements of COB with any other person or entity.

                  (b) None of the execution and delivery of this Agreement, the performance by COB of its obligations hereunder nor the consummation of the transactions contemplated by this Agreement will conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, and no condition exists that with notice or the lapse of time or both would constitute a violation or default under, or result in the violation or acceleration of, COB's charter or bylaws, or their equivalent, or any agreement, order, award, judgment, decree, statute, law, rule, regulation or any other instrument to which COB is a party or by which it or its properties may be bound. COB is not subject to any agreement with any regulatory authority which would prevent the consummation by COB of the transactions contemplated by this Agreement.

                  (c) Except for those consents, licenses, permits, approvals, authorizations, notices, reports, registrations, filings or declarations which have been obtained or made, no consent of any Person (including, without limitation, any stockholder or creditor of COB) and no consent, license, permit or approval or authorization or exemption by notice of or report to, or registration, filing or declaration with, any Competent Authority is required in connection with the execution or delivery of this Agreement by COB, the validity of this Agreement with respect to COB, the enforceability of this Agreement against COB, consummation by COB of the transactions contemplated hereby, or the performance by COB of its obligations hereunder.

                  (d) There is no Action pending, threatened against or involving COB or any of the Purchased Accounts, which: (i) might adversely affect the Purchased Accounts or COB's ability to consummate the transactions contemplated by this Agreement;
                  (ii) questions the validity of this Agreement or (iii) seeks to prohibit, enjoin, recover damages or otherwise challenge any of the transactions contemplated in this Agreement and, to the best of COB's knowledge and information, no facts exist which would provide a basis for an Action.

            3. By HDI.

                  (a) HDI represents and warrants to Capital One that: (i) it is a corporation organized, validly existing and in good standing under the laws of the State of Delaware; (ii) it has the full right, power and authority to enter into, and to perform the obligations contemplated in, this Agreement, and the person signing on its behalf has the full right, power and authority to enter into this Agreement on behalf of HDI; (iii) the Agreement constitutes a legal, valid and binding obligation of HDI, enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general principles of equity; and (iv) the execution of this Agreement will not conflict in any way with any pre-existing agreements or understandings of HDI with any other person or entity, including GECC.

                  (b) It has received any consents, approvals or other agreements of GECC necessary to perform the conversion of the Existing Portfolio to Capital One.

                  (c) None of the execution and delivery of this Agreement, the performance by HDI of its obligations hereunder nor the consummation of the transactions contemplated by this Agreement will conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, and no condition exists that with notice or the lapse of time or both would constitute a violation or default under, or result in the violation or acceleration of, HDI's charter or bylaws, or their equivalent, or any agreement, order, award, judgment, decree, statute, law, rule, regulation or any other instrument to which HDI is a party or by which it or its properties may be bound. HDI is not subject to any agreement with any regulatory authority which would prevent the consummation by HDI of the transactions contemplated by this Agreement.

                  (d) Except for those consents, licenses, permits, approvals, authorizations, notices, reports, registrations, filings or declarations which have been obtained or made, no consent of any Person (including, without limitation, any stockholder or creditor of HDI) and no consent, license, permit or approval or authorization or exemption by notice of or report to, or registration, filing or declaration with, any Competent Authority is required in connection with the execution or delivery of this Agreement by HDI, the validity of this Agreement with respect to HDI, the enforceability of this Agreement against HDI, consummation by HDI of the transactions contemplated hereby, or the performance by HDI of its obligations hereunder.

                  (e) There is no Action pending, threatened against or involving HDI or any of the Purchased Accounts, which:
                        (i) might adversely affect the Purchased Accounts or HDI's ability to consummate the transactions contemplated by this Agreement; (ii) questions the validity of this Agreement or (iii) seeks to prohibit, enjoin, recover damages or otherwise challenge any of the transactions contemplated in this Agreement and, to the best of HDI's knowledge and information, no facts exist which would provide a basis for an Action.

                  (f)   Purchased Accounts

                        (i) All of the Purchased Accounts were validly and lawfully established, and remain currently open and eligible for charging.

                        (ii) Except as set forth on Schedule 3 hereto, neither HDI nor any predecessor of HDI has charged off any loan or portion thereof with respect to any Purchased Account.

                        (iii) To the knowledge of HDI, none of the Purchased
                              Accounts: (1) has a non-U.S. address; (2) has a returned mail (RM) status; (3) has a deceased account holder status; (4) is a fraudulent account, (5) is a re-aged or re-affirmed account;
                              (6) is a bankrupt account, (7) is securitized or has otherwise been sold by HDI; (8) is a co-brand or affinity account or contains any brand name other than that of Seller; or (9) is currently the subject of any litigation or other Action.

                  (g) Immediately prior to and at the Closing, HDI will hold good and unencumbered title to, and will be the sole owner of, the Purchased Accounts and at Closing shall transfer to Capital One good and valid title to the Purchased Accounts free and clear of all Encumbrances. Immediately prior to and at the Closing, each Existing Portfolio Account Contract will be freely assignable by HDI, and the assignment of such Existing Portfolio Account Contract shall not require the approval of the account holder or any other third party.

                  (h)   Validity of Accounts.

                        (i) HDI has no actual knowledge pursuant to information provided by GECC, which would lead it to believe that any Existing Portfolio Account Contract is not the legal, valid and binding obligation of the account holder enforceable against such account holder in accordance with its terms under the applicable laws of the state of Delaware (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general principles of equity) and, upon consummation of the transactions contemplated hereby, Capital One shall possess the rights and obligations of lender to the Purchased Accounts held by HDI immediately prior to Closing.

                        (ii) HDI has no actual knowledge pursuant to information provided by GECC, which would lead it to believe that either HDI or any account holder of a Purchased Account has breached, closed, canceled or otherwise terminated any Existing Portfolio Account Contract, and each Existing Portfolio Account Contract has been and remains in full force and effect. Except for the receipt by HDI of a waiver delivered by GECC, HDI has not received notice of any account holder's intention to cancel an Existing Portfolio Account Contract.

                        (iii) HDI has no actual knowledge pursuant to information provided by GECC, which would lead it to believe that either HDI or any account holder is in violation of, or in default under, and no condition exists that with notice or lapse of time or both would constitute a violation or default under, any Existing Portfolio Account Contract.

                        (iv) HDI has no actual knowledge pursuant to information provided by GECC, which would lead it to believe otherwise than that (1) no proceeding has been instituted by or against any account holder of a Purchased Account seeking to adjudicate such account holder a bankrupt or insolvent; (2) no receiver or trustee has been appointed for an account holder of a Purchased Account and (3) no account holder of a Purchased Account has made an assignment for the benefit of its creditors, or is generally unable to pay its debts as they become due.

                  (i) The solicitation, origination and administration by HDI of the Purchased Accounts has been in compliance with all Applicable Laws.

                  (j) HDI has filed all Tax Returns required to be filed on or before the date hereof, if any, with respect to the Purchased Accounts within the time prescribed by law (including extensions of time approved by the appropriate taxing authority). The Tax Returns so filed are complete and accurate representations of the Tax liabilities of HDI in all material respects and such Tax Returns accurately set forth or will accurately set forth in all material respects all items to the extent required to be reflected or included in such Tax Returns.

                  (k) The Existing Portfolio Account Information and all information generated or provided by HDI to Capital One in connection with Capital One's due diligence or otherwise is now, and was at the time such information was provided, true, complete and accurate in all material respects.

            4. DISCLAIMER OF WARRANTY EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ANY AND ALL IMPLIED AND EXPRESS WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, AND RELIABILITY REGARDING SUCH SUBJECT MATTER.

      J.    INDEMNIFICATION

            1. Indemnification by Capital One. Capital One shall defend, indemnify and hold harmless HDI, its subsidiaries and affiliated companies and their respective officers, directors, shareholders, partners, employees, licensees, agents, successors and assignees from and against any and all liabilities, losses and expenses whatsoever, including without limitation claims, damages, judgments, awards, settlements, investigations, costs and expenses (including without limitation reasonable attorneys fees and disbursements) ("Claims") which any of them may incur or become obligated to pay arising out of or resulting from: (i) advertising and promotion of the Capital One credit card, except to the extent that such advertising was expressly approved upon review by HDI or its legal counsel; (ii) Capital One services provided pursuant to this Agreement; (iii) any Claim that Capital One infringes or violates any third party's copyright, patent, trade secret, trademark, right of publicity or right of privacy or contains any defamatory content;
            (iv) any breach by Capital One of any of its representations, warranties, covenants or obligations under this Agreement; (v) the acts or omissions of its employees, subcontractors, and agents in the performance of their obligations in connection with this Agreement; or (vi) any errors caused by Capital One's transaction data systems, including but not limited to errors in the amounts of money to be collected for merchandise, insurance, or delivery charges, and errors regarding the correct calculation, collection, and refund of payments by customers except to the extent caused by HDI negligence.

            2. Indemnification by HDI. HDI shall defend, indemnify and hold harmless Capital One, jointly and severally, its parent, subsidiary and affiliated companies and their respective officers, directors, shareholders, partners, employees, licensees, agents, successors and assignees from and against any and all Claims which any of them may incur or become obligated to pay arising out of or resulting from
            (i) advertising and promotion of the Program card, except to the extent that such advertising was expressly approved upon review by Capital One or its legal counsel; (ii) HDI services provided pursuant to this Agreement; (iii) any alleged defects in, or product liability Claims involving HDI merchandise; (iv) any Claim that HDI infringes or violates any third party's copyright, patent, trade secret, trademark, right of publicity or right of privacy or contains any defamatory content; (v) any breach by HDI of any of its representations, warranties, covenants or obligations under this Agreement; or (vi) the acts or omissions of its employees, subcontractors, and agents in the performance of their obligations in connection with this Agreement; or (vii) any errors caused by HDI's transaction data systems, including but not limited to errors in the amounts of money to be collected for merchandise, insurance, or delivery charges, and errors regarding the correct calculation, collection, and refund of payments by customers except to the extent caused by Capital One negligence.

            3. Indemnification Procedure. Either party seeking indemnification under subsection (a) or (b) immediately above (the "Indemnitee") shall give the party from which indemnification is sought (the "Indemnitor") prompt notice of any claim for which indemnification is sought. The Indemnitor shall have control over the defense and settlement of any such claims, except that the prior written consent of the Indemnitee (which shall not be unreasonably conditioned, delayed, or withheld) shall be required for any settlement that does not involve only the payment of cash. To the extent reasonably requested by the Indemnitor, the Indemnitee shall cooperate in such defense, at the Indemnitor's cost and expense. The Indemnitee shall have the right to participate in the defense of any such claim at its own expense.

      K. LIMITATION OF LIABILITY EXCEPT UNDER REPRESENTATIONS MADE BY EACH PARTY HEREUNDER IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE (I) FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS; OR (II) IN ANY CASE, FOR ANY AMOUNTS IN EXCESS OF THE FEES PAID TO EACH OF THE PARTIES HEREUNDER DURING THE TWELVE MONTH PERIOD PRIOR TO THE DATE THE CAUSE OF ACTION AROSE.

      L.    CONFIDENTIAL INFORMATION

            1. Each party agrees that all information conveyed by any party to the other party relating to the disclosing party's business, whether or not designated by the disclosing party as proprietary and confidential, including without limitation the terms of this Agreement, customer lists, merchandise, marketing techniques, sales information, credit information, all code, inventions, algorithms, know-how and ideas and all other business, technical and financial information, and including all items defined as "Confidential Information" in the Confidentiality Agreement between the parties dated as of September 15, 1998, attached hereto as Appendix 2, and made a part hereof, shall be subject to that certain Confidentiality Agreement as provided therein.

            2. Except as such terms and conditions were and are required to be submitted in whole or in extracted form to GECC, as agreed between the parties, for its consideration in connection with its right of first refusal contained in the agreement between HDI and GECC, the terms and conditions of this Agreement, the letter of intent between the parties dated as of December 23, 1998, and information contained in usage reports shall be deemed the Confidential Information of each party, subject to that Confidentiality Agreement dated as of September 15, 1998 between the parties, and shall not be disclosed without the written consent of the other party.

            3. Existence of this Agreement / Publicity. Notwithstanding any Section above, except as provided by law, neither party to this Agreement shall refer to the existence of this Agreement or its business relationship with the other party by virtue of this Agreement in any press release, advertising or materials distributed to prospective customers without the prior written consent of the other party.

      M. NOTICES Any notice under this Agreement shall be in writing and delivered by personal delivery, express courier, confirmed facsimile, confirmed email or certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, one (1) day after deposit with express courier, upon confirmation of receipt of facsimile or email or five (5) days after deposit in the mail. Notices will be sent to a party at its address set forth below or such other address as that party may specify in writing pursuant to this Section.

            1. All notices to HDI shall have a copy delivered to its counsel at Brown Raysman Millstein Felder & Steiner, LLP, CityPlace I, 185 Asylum Street, 37th Floor, Hartford, CT 06103, Attention: Monte E. Wetzler, Esq., Telecopier 860-275-6410.

            2. All notices to Capital One shall have a copy delivered to its counsel at Capital One Financial Corporation, 2980 Fairview Park Drive, Suite 1300, Falls Church, VA 22042, Attention: Frank R. Borchert, III, Telecopier 703-205-1094.

      N.    ASSIGNMENT

            1. Except as provided in subsection 2 below, no party may, without the other party's written consent (which consent shall not be unreasonably withheld), assign, sublicense, encumber, pledge or otherwise transfer its rights and obligations under this Agreement, in whole or in part, and especially in connection with a merger, reorganization or sale of all, or substantially all, of such party's assets;

                  (a) this Agreement and the respective duties and responsibilities of the parties hereunder may not be assigned, in whole or in part, without the prior written consent of the other parties except to a Related Company. "Related Company" means (i) a company of which more than 50% of the Voting Shares or Voting Interests are owned by a party, (ii) a company that owns or controls, directly or indirectly, more than 50% of the Voting Shares or Voting Interests of a party, or (iii) a company of which more than 50% of the Voting Shares or Voting Interests are under common control or ownership, directly or indirectly, with the Voting Shares or Voting Interests of a party. "Voting Shares" or "Voting Interests" (for non-corporate entities) means outstanding shares, interests, or securities representing the right to vote for the election of directors or other managing authority.

            2. This Agreement may be assigned by either party, in whole or in part, as without the prior written consent of the other party, as long as

                  (a) the assignee is not deemed a competitor with the other party, at the sole discretion of such other party; and

                  (b) the assignment shall not be deemed to be in conflict with the provisions of any pre-existing agreement or any agreement in a stage of active negotiation, at the sole discretion of the other party; or

                  (c) the assignment is to a wholly-owned subsidiary of such party or affiliate of a party's controlling (100%) owner.

            3. Any attempt to assign or transfer this Agreement other than as permitted above will be null and void. This Agreement is binding on the parties and their respective successors and permitted assigns.

      O.    GOVERNING LAW

            1. With regard to any disputes arising between the parties hereto, this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within such state, notwithstanding the actual state or country of residence or incorporation of the parties which constitute Capital One, without regard to conflicts of laws principles. In any action to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and reasonable attorneys' fees.

            2. With regard to any disputes arising between the parties hereto and any consumer, such dispute shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to contracts made and to be performed within such state.

      P.    INTEGRATION / COSTS / SEVERABILITY

            1. Entire Agreement. This Agreement is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding any prior agreements and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties. The invalidity or unenforceability of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

            2. Costs. Each party shall bear its own costs and expenses in connection with the transactions contemplated hereby.

            3. Severability. If any provision of this Agreement is declared invalid or otherwise determined to be unenforceable for any reason, such provision shall be deemed to be severable from the remaining provisions of this Agreement, which shall otherwise remain in full force and effect.

            4. Relationship of the Parties. The parties agree that in performing their responsibilities pursuant to this Agreement they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between and among COB, COSI and HDI.

      Q. WAIVER OF BREACH. The failure of either party hereto at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provisions, or in any way to affect the right of any party hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

      R. FORCE MAJEURE. Any delay in or failure of performance by either party of its obligations under this Agreement will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the fault or reasonable control of such party including, but not limited to acts of "Force Majeure". "Force Majeure" shall mean any reason which is beyond any party's control, such as boycotts, war, acts of God, labor troubles, strikes, restraints of public authority, or any similar occurrence in which a party is prevented from having another party render its services hereunder or if a party is prevented from utilizing another party's transaction systems, processing systems, supply systems, reporting systems for a time.

      S. FURTHER ASSURANCES. The parties agree to execute and deliver, or to cause to be executed and delivered, such further instruments or documents, and to take such other action, as may be reasonably required to carry out the transactions contemplated by this Agreement, in each case provided the same do not impose any additional liabilities or material obligations upon the other party.

      T. NO EXCLUSIVE COMMITMENT. Capital One, on the one hand, and HDI, on the other hand, shall have no obligation to perform any services for or as agent of the other party other than as specifically provided for in this Agreement unless mutually agreed by the parties. Except as herein otherwise provided, each party and any Affiliate thereof may engage in any other business activities as it may in its sole discretion determine during the Term of this Agreement and any renewals thereof, including without limitation any solicitation, notwithstanding that such activities may be similar to and competitive with the activities of another party, provided that no such activity causes a breach of such party's obligations under this Agreement.

      U. PERFORMANCE BY SUBSIDIARY. HDI may cause any or all of its obligations or duties to be performed by, or grant any of its rights to, any majority owned subsidiary of HDI, which subsidiary, for the purpose of such obligation, duty or right, shall be considered to be "HDI" as set forth in this Agreement; provided that HDI shall continue to be responsible for and guarantee the performance of all obligations hereunder.

      V. COUNTERPARTS This letter may be executed by the parties hereto in separate counterparts, which, taken together, shall constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have caused this Account Purchase & Credit Card Marketing & Services Agreement to be duly executed effective as of the date first above written.

HANOVER DIRECT, INC.                           CAPITAL ONE SERVICES, INC.


By: /s/ Larry Svoboda                          By: /s/ Scott Barton
    -----------------                              ----------------
Larry Svoboda                                  Scott Barton
Chief Financial Officer                        Director, Partnerships
March 9, 1999                                  Date:  March 9, 1999

1500 Harbor Boulevard                          11013 West Broad Street
Weehawken, New Jersey 07087                    Glen Allen, Virginia 23060
201-272-3389 (voice)                           804-967-1605 (voice)
201-272-3270 (fax)                             804-967-8012 (fax)

                                               CAPITAL ONE BANK


                                               By: /s/ Scott Barton
                                                   ----------------
                                               Scott Barton
                                               Director, Partnerships
                                               Date:  March 9, 1999

                                               11013 West Broad Street
                                               Glen Allen, Virginia 23060
                                               804-967-1605 (voice)
                                               804-967-8012 (fax)

Attachments:

Appendix 1: Confidentiality Agreement dated as of September 15, 1998
            [previously executed]
Appendix 2: Definition of "competitive products and services"
Exhibit A:  Data Mapping Information

                                   APPENDIX 1

            Confidentiality Agreement dated as of September 15, 1998

                       [To be added in conformed version]

                                   APPENDIX 2

"competitive products and services" shall be defined herein to include:

the following product categories:

Bedding
Bath
Furniture covers
Window treatments
Furniture
Furnishings (wall decor, rugs, accents, clocks etc.)
Lighting
Floor covering
Housewares
Table Linens
Tabletop  (dinnerware, flatware)
Food prep (cookware, bakeware, gadgets, small electric, etc.)
Christmas decorations
Apparel (mens, womens, kids, accessories)
Books
Storage
Personal care
Home office
Cleaning supplies (other household chemicals)
Appliances
Pet products
Automotive products
Cleaning equipment
Tools
Lawn and Garden
Safety/security
Hardware
Collectibles
Jewelry
Watches
Sporting Goods
Electronics

In addition, the following services:

Magazine offers
Buyer clubs

                                   APPENDIX 3

                         Charged-Off Purchased Accounts

                     [To be added by the Parties at closing]

                                    EXHIBIT A

                    [List of Accounts of Existing Portfolio]

                     [To be added by the Parties at closing]

                                    Exhibit B

                           [Data Mapping Information]

                     [To be added by the Parties at closing]